Exhibit 99

Marine Products Corporation Reports
Fourth Quarter and Year-End 2013 Financial Results

ATLANTA, January 29, 2014 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter and year ended December 31, 2013. Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers, and Robalo outboard sport fishing boats.

For the quarter ended December 31, 2013, Marine Products generated net sales of $39,534,000, a 15.8 percent increase compared to $34,152,000 in the same period the prior year. The increase in net sales was due to an increase of 8.0 percent in the number of units sold and a 6.3 percent increase in the average selling price per boat, as well as higher parts and accessories sales. Unit sales and average selling prices of our Robalo sport fishing boats increased significantly. Average selling prices of several of our Chaparral models increased as well, due to a favorable model mix that included a greater number of large Chaparral SSX Sportboats and Sunesta Sportdecks.

Gross profit for the quarter was $8,207,000, or 20.8 percent of net sales, a 48.2 percent increase compared to gross profit of $5,538,000, or 16.2 percent of net sales, in the same period the prior year. As a percentage of net sales, gross profit increased due to lower materials costs during the quarter and a favorable model mix. In contrast to the quarter’s positive model mix, our model mix in the fourth quarter of 2012 contained a higher percentage of value-priced Chaparral H2O models, which generate lower gross profit margins.

Operating profit for the quarter increased by 177.4 percent to $3,260,000 compared to $1,175,000 in the fourth quarter of last year due to higher gross profit, partially offset by higher selling, general and administrative expenses. Selling, general and administrative expenses increased by 13.4 percent to $4,947,000 in the fourth quarter of 2013 compared to $4,363,000 last year. These expenses increased due to expenses which vary with sales and profitability, such as incentive compensation and sales commissions. As a percentage of net sales, these expenses decreased slightly during the fourth quarter of 2013 compared to the fourth quarter of 2012. Interest income was $114,000 during the fourth quarter of 2013, a decline of 58.1 percent compared to $272,000 during the fourth quarter of 2012. Interest income decreased during the quarter primarily due to a lower average marketable securities balance during the fourth quarter of 2013 compared to the prior year.

Net income for the quarter ended December 31, 2013 was $2,408,000, compared to net income of $1,064,000 for the fourth quarter of 2012. Diluted earnings per share were $0.06 in the fourth quarter of 2013 compared to $0.03 in the fourth quarter of last year.

Fourth Quarter and Year-End 2013 Earnings Press Release

Net sales for the twelve months ended December 31, 2013 were $168,041,000, a 12.8 percent increase compared to the prior year. Net income for the twelve months ended December 31, 2013 was $7,794,000, or $0.21 per diluted share, compared to net income of $6,979,000, or $0.19 per diluted share, in 2012.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “Our financial results for the fourth quarter reflect continued growth in the sales of our Robalo sport fishing boats and a favorable model mix both at Robalo and several of our Chaparral product lines. Higher production also enhanced our profitability. At the end of the quarter, our dealer inventories were higher than at the same time in 2012, which we believe to be appropriate given our belief that consumer demand will be stronger in the upcoming retail selling season. The winter boat show season has started, and in general, attendance is higher than last year, as is the interest level of boat show attendees.

“Dealer and consumer interest in our 2014 models remains strong. We sold more of our larger SSX Sportboats in the fourth quarter, as well as more larger Robalo sport fishing boats. Interest in our new Vortex jet boat continues to be strong, and we will introduce three jet boat models during the 2014 retail selling season. In a relatively lackluster selling environment for sterndrive fiberglass recreational boats, we are pleased to report continued leading market share. The most recently available market share statistics from Statistical Surveys, Inc., show that for the first nine months of 2013, Chaparral’s share of the 18- to 35-foot sterndrive market was 13.9 percent, compared to 11.7 percent during the same period in 2012, and that we held the largest market share within this segment. Our leading market share is the result of our enduring ability to provide our customers with high-quality, stylish products throughout the economic cycles,” said Hubbell.

Marine Products Corporation will hold a conference call today, January 29, 2014 at 8:00 a.m. Eastern Time to discuss the results for the fourth quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (888) 481-2844 or (719) 457-2085 and using the conference ID #6631335. A replay of the conference call will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive pleasure boats; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Fourth Quarter and Year-End 2013 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, statements related to our belief that our higher level of dealer inventories is appropriate given our belief that consumer demand will be stronger in the upcoming retail selling season; our belief that the interest level of boat show attendees is higher than last year; our belief that dealer and consumer interest in our 2014 models remains strong; our belief that interest in our new Vortex jet boat continues to be strong and our plans to introduce three jet boat models during the 2014 retail selling season; our belief that our leading market share is the result of our enduring ability to provide our customers with high-quality, stylish products throughout economic cycles; and our preparedness to capitalize on opportunities to increase market share and generate superior financial performance to build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2012.

For information contact:

BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

Fourth Quarter and Year-End 2013 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
	2013	2012	% BETTER	2013	2012	% BETTER
			(WORSE)			(WORSE)
Net Sales	$39,534	$34,152	15.8%	$168,041	$148,950	12.8%
Cost of Goods Sold	31,327	28,614	(9.5)	137,676	121,746	(13.1)
Gross Profit	8,207	5,538	48.2	30,365	27,204	11.6
Selling, General and Administrative Expenses	4,947	4,363	(13.4)	20,355	18,443	(10.4)
Operating Profit	3,260	1,175	177.4	10,010	8,761	14.3
Interest Income	114	272	(58.1)	524	960	(45.4)
Income Before Income Taxes	3,374	1,447	133.2	10,534	9,721	8.4
Income Tax Provision	966	383	(152.2)	2,740	2,742	0.1
Net Income	$2,408	$1,064	126.3%	$7,794	$6,979	11.7%

EARNINGS PER SHARE
Basic	$0.07	$0.03	133.3%	$0.21	$0.19	10.5%
Diluted	$0.06	$0.03	100.0%	$0.21	$0.19	10.5%

AVERAGE SHARES OUTSTANDING
Basic	36,827	36,680		36,820	36,656
Diluted	37,237	36,820		37,144	36,804

Fourth Quarter and Year-End 2013 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(in thousands)
	2013	2012
ASSETS
Cash and cash equivalents	$5,114	$1,648
Marketable securities	5,639	1,150
Accounts receivable, net	1,981	1,794
Inventories	28,704	28,159
Income taxes receivable	547	394
Deferred income taxes	1,107	1,283
Prepaid expenses and other current assets	1,839	1,607
Total current assets	44,931	36,035
Property, plant and equipment, net	11,265	11,470
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	30,949	35,773
Deferred income taxes	3,184	3,531
Other assets	8,129	6,733
Total assets	$102,231	$97,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$4,716	$4,246
Accrued expenses and other liabilities	9,258	9,000
Total current liabilities	13,974	13,246
Long-term pension liabilities	6,420	6,232
Other long-term liabilities	88	90
Total liabilities	20,482	19,568
Common stock	3,810	3,782
Capital in excess of par value	3,583	2,417
Retained earnings	75,209	73,120
Accumulated other comprehensive loss	(853)	(1,572)
Total stockholders’ equity	81,749	77,747
Total liabilities and stockholders’ equity	$102,231	$97,315